Exhibit 99.1
Green Builders, Inc. Receives Notice of Non-Compliance From
American Stock Exchange

Austin, TX - September 15, 2008 - Green Builders, Inc. (AMEX:GBH) today announced it has received notice from the staff of the American Stock Exchange (AMEX) that it is not in compliance with the reporting requirements for continued listing on AMEX set forth in Section 803(B)(2)(c) of the AMEX Company Guide due to Green Builders’ failure to have an audit committee comprised of at least two independent directors.

On September 3, 2008 Green Builders notified AMEX that as a result of Barry Williamson and Christopher Ney’s resignation as directors of Green Builders, the Audit Committee would not consist of two independent directors as required by Section 803(B)(2)(c) of the AMEX Company Guide.  As a result, Green Builders has not been in compliance with Section 803(B)(2)(c) of the AMEX Company guide since September 3, 2008.

In its notice, AMEX advised Green Builders that Green Builders has until the earlier of next annual shareholders’ meeting or September 3, 2009 to regain compliance with the AMEX requirements.  AMEX further advised Green Builders that in setting the deadline for compliance with the AMEX requirements, AMEX determined not to apply, at this time, the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide.  Because Green Builders currently is not in compliance with the AMEX continued listing standards, however, the notice constitutes a warning letter pursuant to Section 1009(a)(i) of the Company Guide and notice of failure to satisfy a continued listing standard.

In its notice, AMEX also advised Green Builders that if Green Builders fails to regain compliance with Section 803(B)(2)(c) of the Company Guide on or before the earlier of next annual shareholders’ meeting or September 3, 2009, or the occurrence of any subsequent failure to comply with any other continued listing requirements will result in the Staff assessing Green Builders’ continued listing eligibility including, as appropriate, the application of the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide and/or initiation of delisting proceedings.

Green Builders intends to promptly take all necessary actions to regain compliance with the AMEX continued listing standards within the time frame noted above.  Green Builders’ Board of Directors is currently considering candidates who will qualify to serve on the Audit Committee, including determining if a current board member meets the eligibility requirements of AMEX to serve as an independent member of the audit committee.